UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 27, 2023

CymaBay Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36500	94-3103561
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7575 Gateway Blvd., Suite 110

Newark, CA 94560

(Address of principal executive offices)

(510) 293-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	CBAY	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2023, CymaBay Therapeutics, Inc. entered into a letter agreement with Harish Shantharam pursuant to which Mr. Shantharam will become CymaBay’s Chief Financial Officer effective May 22, 2023, and in that role will become CymaBay’s principal financial officer, at which time Daniel Menold, CymaBay’s Vice President, Finance, will cease to be CymaBay’s principal financial officer. Mr. Shantharam, age 43, has served, since August 2022, as Senior Finance Consultant at Eikon Therapeutics, a biopharmaceutical company, where he worked with the Chief Financial Officer in supporting finance operations. Prior to this, he was employed at Gilead Sciences, a pharmaceutical company, from October 2011 through May 2022, where he held various positions within the finance function, most recently that of Vice President, Head of Global Commercial Finance. At Gilead, Mr. Shantharam was responsible for managing Gilead’s global commercial financial operations. Prior to Gilead, Mr. Shantharam held multiple roles in commercial planning and operations at Amgen Inc., a pharmaceutical company, from February 2004. Mr. Shantharam received his M.B.A. from UCLA Anderson School of Management and is a CFA charterholder.

Mr. Shantharam will receive an annualized base salary of $430,000 and is eligible for a discretionary bonus targeted at 40% of his annual base salary. His bonus will be pro-rated for his initial year of employment. Mr. Shantharam will be granted a stock option covering 360,000 shares of CymaBay common stock on his initial date of employment, which is expected to be May 22, 2023. The option will vest as to 25% of the underlying shares on the first anniversary of his employment commencement and will vest thereafter in 36 equal monthly installments. Mr. Shantharam is also eligible for severance in certain circumstances. If CymaBay terminates his employment without cause, or he resigns with good reason, in exchange for a release he will receive (i) salary continuation payments for up to 12 months, (ii) COBRA premium payments for up to 12 months, (iii) a pro-rated cash bonus (not less than 9 months) at 100% of his target bonus and (iv) 12 months of equity acceleration. In the event of a change of control of CymaBay his equity will be accelerated as to 50% of his unvested equity and if his employment is terminated as a result of the change of control, or he resigns for good reason in connection therewith, in exchange for a release he will receive (in lieu of the previously described severance) (i) salary continuation payments for up to 12 months, (ii) COBRA premium payments for up to 15 months, (iii) a cash bonus of 125% of his target bonus and (iv) equity acceleration of the other 50% of his unvested equity.

Mr. Shantharam is expected to enter into CymaBay’s standard Indemnity Agreement in connection with the commencement of his employment.

The foregoing description of Mr. Shantharam’s employment terms does not purport to be complete and is qualified in its entirety by the full text of his offer letter, a copy of which is filed as Exhibit 10.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Offer Letter, dated April 27, 2023, between CymaBay Therapeutics, Inc. and Harish Shantharam.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CymaBay Therapeutics, Inc.

By:	/s/ Paul Quinlan
Name:	Paul Quinlan
Title:	General Counsel

Dated: May 9, 2023